Date:	January 23, 2007
For Immediate Release	NASDAQ Symbol:	PFDC
Contact:	Maurice F. Winkler, III
Phone:	260-925-2500

Peoples Bancorp Reports Earnings

Peoples Bancorp reported net income for the first quarter ended December 31, 2006, of $800,436 verses the same quarter last year income of $992,210. First Quarter earnings per share was $0.25 per share compared to $0.30 per share for the same period one year ago.

Peoples reported assets on December 31, 2006, of $500,137,477 a decrease of 1.2 million from September 30, 2006. Loans decreased during the quarter ended December 31, 2006 3.4 million to 368,303,998.

Peoples had 3,185,670 shares of stock outstanding as of December 31, 2006, and the closing price of Peoples Bancorp stock as of January 22, 2007 , was $19.60 per share as listed on the NASDAQ National Marketing System under the symbol PFDC. At December 31, 2006, stockholders equity was $62,757,555, capital to assets ratio of 12.55%, and a book value of $19.70.

Peoples Bancorp, through its Indiana subsidiary, Peoples Federal Savings Bank, operates nine full-service offices located in Auburn, Avilla, LaGrange, Garrett, Kendallville, Topeka, Waterloo, and two in Columbia City, Indiana. Peoples Bancorp’s Michigan subsidiary, First Savings Bank, operates six full service offices located in Three Rivers (two offices), Schoolcraft, and Union in Michigan, and Howe and Middlebury in Indiana.

SELECTED CONSOLIDATED FINANCIAL DATA OF PEOPLES BANCORP

	December 31,	September 30,	December 31,
	2006	2006	2005
Balance Sheet Data:
Total assets	$500,137,477	$501,353,713	$492,259,852
Loans receivable including loans
held for sale, net	368,303,998	371,662,679	360,494,122
Investments and other interest
earning assets	109,417,659	108,170,326	109,723,095
Deposits	366,670,894	375,848,729	362,190,132
Stockholder's equity	62,757,555	62,775,216	64,886,997
Non-performing loans and REO	2,359,000	2,500,000	2,267,000
Equity to assets ratio	12.55%	12.52%	13.18%
Book value per share	$19.70	$19.57	$19.50

	Three Months Ended
	December 31,
	2006	2005
Operating Data:
Interest income	$7,367,656	$6,923,629
Interest expense	3,696,425	2,919,429
Net interest income	$3,671,231	$4,004,200
Provision
for losses on loans	3,695	43,803
Net interest income after provision
for losses on loans	$3,667,536	$3,960,397
Other income	526,079	749,134
Other expenses	3,027,541	3,285,821
Income before income taxes	1,166,074	1,423,710
Income tax expense	365,638	431,500
Net income	$800,436	$992,210

Basic income per common share	$0.25	$0.30
Diluted income per common share	$0.25	$0.30
Dividends per common share	$0.19	$0.19

Other Data:
Average yield
on all interest-earning assets	6.12%	5.87%
Average cost
of all interest-bearing liabilities	3.48%	2.76%
Interest rate spread	2.64%	3.11%

Return on assets (net income divided
by average total assets)	0.64%	0.81%
Return on equity (net income divided
by average total equity)	5.08%	6.05%
Dividend payout ratio (dividends per
common share divided by net
income per common share)	76.00%	63.33%